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Exhibit 99.8

INCENTIVE STOCK OPTION AGREEMENT

        This INCENTIVE STOCK OPTION AGREEMENT is made January 24, 2003, between INFONOW CORPORATION (hereinafter referred to as the "Company"), and Donald Kark (hereinafter referred to as "Optionee").

        WHEREAS, Optionee is an important and valuable employee of the Company and the Company deems it to be in its interest and in the interest of its shareholders to secure the services of Optionee for the Company or such of its subsidiary companies as may be designated by the Company; and

        WHEREAS, the Company, as an incentive to Optionee to continue to remain in the employment of the Company or its subsidiaries and to increase Optionee's proprietary interest in the Company, desires to enter into this Agreement containing the terms and conditions hereinafter set forth and to grant Optionee an option to purchase shares of the Common Stock of the Company.

        NOW, THEREFORE, in consideration of the promises and the mutual agreements hereinafter contained, and for other good and valuable consideration, the parties agree as follows:

        1.     Grant of Option. In consideration of the foregoing, the Company hereby grants to Optionee the right and option (hereinafter referred to as "the option") to purchase 20,000 shares of the Company's Common Stock ("Shares") pursuant to the following schedule: subject to Section 7.4 of the Company's 1999 Stock Option Plan (the "Plan"), 1/12th of the total shares shall vest on January 24, 2003 and 1/12th of the total on the 24th day of each month thereafter, provided that as of each such date, the holder is an employee of the Company. The option shall terminate on the tenth anniversary of the date hereof and, accordingly, may not be exercised after that date. The purchase price to be paid for such Shares upon exercise of the option shall be $1.39 per share, being not less than 100% of the fair market value of the Shares on the date of this Agreement. This option is granted pursuant to, and is subject to the terms and conditions of the Plan, a copy of which has been furnished to Optionee and receipt of which Optionee hereby acknowledges.

        2.     Method of Exercising Option. The option may be exercised, in whole at any time or in part from time to time, by giving to the Company notice in writing to that effect. Within thirty (30) days after the receipt by it of notice of exercise of the option and upon due satisfaction of all conditions pertaining to the option as set forth in this Agreement, the Company shall cause certificates for the number of Shares with respect to which the option is exercised to be issued in the name of Optionee, or his executors, administrators, or other legal representatives, heirs, legatees, next of kin, or distributees, and to be delivered to Optionee or his executors, administrators, or other legal representatives, heirs, legatees, next of kin, or distributees. Payment of the purchase price for the shares with respect to which the option is exercised shall be made to the Company upon the delivery of such stock, together with revenue stamps or checks in an amount sufficient to pay any stock transfer taxes required on such delivery. The Company shall give the person or persons entitled to the same at least five (5) days' notice of the time and place for delivery and for the payment of such purchase price.

        3.     Conditions of Option. The option is subject to the following additional conditions:

          (a)   The option herein granted to Optionee shall not be transferable by Optionee other than by will or the laws of descent and distribution, and shall be exercisable, during his lifetime, only by him.

          (b)   The option may be exercised by Optionee pursuant to the terms of the Plan, but only to the extent that Optionee had the right to exercise such option at the date of termination of the Optionee's employment with the Company.

        4.     Representation as to Investment. Unless the Option and the shares are registered pursuant to a then effective registration statement pursuant to the Securities Act of 1933 and applicable state law, the exercise of such option and the delivery of the Shares subject to it will be contingent upon the Company being furnished by Optionee, his legal representatives, or other persons entitled to exercise such option, with a statement in writing, in substantially the form attached as Exhibit 2 hereto, that at the time of such exercise it is his or their intention to acquire the Shares being purchased solely for investment purposes and not with a view to distribution.

        5.     Qualification of Option. The option is intended to qualify as an incentive stock option within the meaning of the Internal Revenue Code of 1986, as amended, and shall be so construed, provided, however, that nothing herein shall be deemed to be or interpreted as a representation, guarantee, or other undertaking on the part of the Company that such option is or will be determined to be an incentive stock option within that or any other section of the Internal Revenue Code.

        6.     Notices. Any notice to be given by Optionee as required by this Agreement shall be sent to the Company at its principal executive offices and any notice from the Company to Optionee shall be sent to Optionee at his address as it appears on the Company's books and records. Either party may change the address to which notices are to be sent by informing the other party in writing of the new address.

        7.     Restriction Against Assignment. Except as otherwise expressly provided above, Optionee agrees on behalf of himself and of his executors and administrators, heirs, legatees, distributees, and any other person or persons claiming any benefits under him by virtue of this Agreement, that this Agreement and the rights, interests, and benefits under it shall not be assigned, transferred, pledged, or hypothecated in any way by Optionee or any executor, administrator, heir, legatee, distributee, or other person claiming under Optionee by virtue of this Agreement. Such rights, interest, or benefits shall not be subject to execution, attachment, or similar process. Any attempted assignment, transfer, pledge or hypothecation, or other disposition of this Agreement or of such rights, interests, and benefits contrary to the preceding provisions, or the levy of any attachment or similar process thereupon, shall be null and void and without effect.

        8.     Further Agreements. The undersigned agrees, in connection with the issuance of the Shares, and thereafter from time to time as requested by the Company, to execute any stockholders agreement as provided in the Plan. The undersigned will, if requested, by the Company in connection with a public offering of the Company's securities, adhere to lock-up arrangements between the Company and an underwriter involved in such public offering.

        The Company or Participating Subsidiary may take such steps as it may deem necessary or appropriate for the withholding of any taxes or funds which the Company or the Participating Subsidiary is required by any law or regulation of any governmental authority, whether federal, state or local, domestic or foreign, to withhold in connection with any Stock Options (collectively, "Withholding Obligations"). Such steps may include, by way of example only and not limitation, (i) requiring a Participant to remit to the Company in cash an amount sufficient to satisfy such Withholding Obligations; (ii) allowing the Participant to tender to the Company shares of Common Stock, the Fair Market Value of which at the tender date the Committee determines to be sufficient to satisfy such Withholding Obligations; (iii) withholding shares of Common Stock otherwise issuable upon the exercise of a Stock Option and which have a Fair Market Value at the exercise date sufficient to satisfy such Withholding Obligations; or (iv) any combination of the foregoing.

        The Optionee understands that the Company will require the Optionee to satisfy any applicable Withholding Obligations in connection with this option or Common Stock received pursuant thereto. The Optionee agrees to notify the Company in writing within 10 days after the date the Optionee (i) first obtains knowledge of any Internal Revenue Service inquiry, audit, assertion, determination, investigation, or question relating in any manner to the value of this option or any shares of Common Stock received pursuant hereto; (ii) includes or agrees (including, without limitation, in any settlement, closing or other similar agreement) to include in gross income with respect to this option or any shares of Common Stock received pursuant hereto (A) any amount in excess of the amount reported on Form 1099 or Form W-2 to the Optionee by the Company, or (B) if no such Form was received, any amount; (iii) exercises, sells, disposes of, or otherwise transfers (other than to the Optionee's successors, heirs, executors or administrators, as the case may be) this option; or (iv) sells, disposes of, or otherwise transfers Stock acquired pursuant to this Agreement within the Disqualified Period. "Disqualified Period" means, in the case of any Option, the period beginning on the date such Option is granted and ending on the later of the date (a) two years after the date such Option is granted, or (b) one year after the transfer of any Stock to an Optionee pursuant to the exercise of such Option. Upon request, the Optionee shall provide to the Company any information or document relating to any event described in the preceding sentence which the Company (in its sole discretion) requires in order to calculate and substantiate any change in the Company's tax liability as a result of such event.

        IN WITNESS WHEREOF, the Company and the Optionee have executed this Incentive Stock Option Agreement as of the day and year first above written.

INFONOW CORPORATION
/s/ REBECCA WINNING Corporate Secretary
/s/ DONALD KARK Optionee

EXHIBIT 1

NOTICE OF EXERCISE

TO:
INFONOW CORPORATION

1.
The undersigned hereby elects to purchase                        shares of Common Stock of INFONOW CORPORATION pursuant to the terms of the attached Incentive Stock Option Agreement, and tenders herewith payment of the purchase price of such shares in full.

2.
Please issue a certificate or certificates representing said shares of Common Stock in the name of the undersigned or in such other name as is specified below:

(Name)

(Address)

Date:
Optionee

EXHIBIT 2

INVESTMENT REPRESENTATION STATEMENT

TO:
INFONOW CORPORATION

        With respect to the                        shares of Common Stock ("Shares") of INFONOW CORPORATION ("Company") which the undersigned ("Purchaser") has purchased from the Company today, the Purchaser hereby represents and warrants as follows:

1.
The Purchaser acknowledges that he has received no formal prospectus or offering memorandum describing the business and operations of the Company. He has, however, by virtue of his relationship with the Company, been given access to all information that he believes is material to his decision to purchase the Shares. The Purchaser has had the opportunity to ask questions of, and receive answers from, representatives of the Company concerning its business operations. Any questions raised by the Purchaser have been answered to his satisfaction.

2.
The Shares are being acquired by the Purchaser for his account, for investment purposes only, and not with a view to the distribution or resale thereof.

3.
No representations or promises have been made concerning the marketability or value of the Shares. The Purchaser understands that there is currently no market for the transfer of the Shares. The Purchaser further acknowledges that, because the Shares have not been registered under the Securities Act of 1933, and cannot be resold unless they are subsequently registered under said Act or an exemption from registration is available, the Purchaser must continue to bear the economic risk of his investment in the Shares for an indefinite period of time. Specifically, the Purchaser agrees that the Shares may not be transferred until the Company has received an opinion of counsel reasonably satisfactory to it that the proposed transfer will not violate federal or state securities laws unless the Company receives this requirement. The Company has not agreed or represented to the Purchaser that the Shares will be purchased or redeemed from the Purchaser at any time in the future. Further, there have been no representations, promises, or agreements that the Shares will be registered under the Securities Act of 1933 at any time in the future or otherwise qualified for sale under the applicable securities laws. The Purchaser further understands that a notation will be made on the appropriate records of the Company and on the Stock Certificate representing the Shares so that the transfer of Shares will not be effected on those records without compliance with the restrictions referred to above.

Date:
Purchaser

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INCENTIVE STOCK OPTION AGREEMENT